Exhibit 10.2

EXCHANGE AND WAIVER AGREEMENT

Dated as of April 25, 2014

by and among

URIGEN PHARMACEUTICALS, INC.,

PLATINUM-MONTAUR LIFE SCIENCES, LLC

AND

THE OTHER LENDERS NAMED HEREIN

i

ii

EXCHANGE AND WAIVER AGREEMENT

This EXCHANGE AND WAIVER AGREEMENT dated as of April 25, 2014 (this “Agreement”) is by and between URIGEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), PLATINUM-MONTAUR LIFE SCIENCES, LLC (“Platinum”), as the lead lender and agent, and the several Lenders named on Annex A hereto (together with Platinum, the “Lenders”).

WHEREAS, the Lenders have, prior to the date hereof, advanced funds to the Company, which advances are evidenced by the several promissory notes described on Annex A hereto (the “Surrendered Notes”), held by each Lender as set forth opposite the name of such Lender;

WHEREAS, in connection with the issuance of the Surrendered Notes, the Company, the Lenders and certain other parties have entered into and/or delivered the “Transaction Documents” as defined in the Surrendered Notes (the “Surrendered Note Related Documents”);

WHEREAS, Platinum has acquired from the issuer Series B Convertible Preferred Stock, par value $0.001 per share, and Series C Convertible Preferred Stock, par value $0.001 per share (collectively, the “Existing Preferred Stock”) as set forth on Annex B hereto;

WHEREAS, in connection with the issuance of the Preferred Stock, the Company, Platinum and certain other parties have entered into and/or delivered the “Transaction Documents” as defined in (i) the Series B Convertible Preferred Stock Purchase Agreement, dated as of July 31, 2007, between the Company and Platinum and (ii) the Third Amendment to Transaction Documents, dated as of April 19, 2010, between the Company and Platinum (the “Existing Preferred Stock Related Documents”);

WHEREAS, in connection with, among other things, the issuance of the Surrendered Notes and the Existing Preferred Stock, the Company issued to the Lenders the Common Stock Purchase Warrants set forth on Annex C hereto (the “Warrants”);

WHEREAS, the Company has failed to comply with certain obligations under the Surrendered Notes, the terms of the Existing Preferred Stock, the Surrendered Note Related Documents and the Existing Preferred Stock Related Documents (collectively, the “Existing Related Documents”);

WHEREAS, the Company has requested that the Lenders forbear temporarily from exercising certain rights and remedies and, subject to the conditions hereto, waive certain events of default arising under the Surrendered Notes and the other Existing Related Documents on the terms set forth herein; and

WHEREAS, Platinum has agreed, subject to the terms and conditions set forth herein, to extend the Bridge Loan (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

FORBEARANCE, WAIVER AND EXCHANGE

Section 1.1           Forbearance, Generally

During the Forbearance Period (as defined below), the Lenders agree that they will not take any further action against the Company or any Guarantor (together, the “Obligors”) or exercise or move to enforce any other rights or remedies provided for in the Existing Related Documents or otherwise available to them, at law or in equity, by virtue of the occurrence and/or continuation of any default or Event of Default thereunder described on Annex D hereto (the “Existing Defaults”), or take any action against any property in which an Obligor has any interest (the “Forbearance”). Notwithstanding the foregoing, the Forbearance shall not limit the exercise of any rights of any Lender otherwise exercisable if no default or Event of Default shall have occurred, such as conversion rights, consent rights, inspection rights and the like. Each Lender acknowledges and agrees that Platinum, pursuant to the Amended and Restated Intercreditor Agreement, dated July 3, 2013, among the Company and the Lenders (the “Intercreditor Agreement”), shall be permitted, in its sole and absolute discretion, to act on behalf of the Lenders and modify, in any manner, any of the terms of the Forbearance set forth herein, including extending the term of the Forbearance.

Section 1.2          Forbearance Provisions

In connection with the Forbearance, the Company hereby represents, warrants and covenants with the Lenders as follows:

(a)          The Company acknowledges the Existing Defaults. No default or Event of Default other than the Existing Defaults exists and is continuing under the Existing Related Documents. The Company has freely and voluntarily entered into this Agreement after an adequate opportunity to review and discuss the terms and conditions and all factual and legal matters relevant hereto with counsel freely and independently chosen by it and this Agreement is being executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party.

(b)          The Company does not contest the amounts outstanding under the Surrendered Notes as set forth on Annex A hereto as of the date set forth therein (the “Outstanding Amount”) or the number of shares of Existing Preferred Stock held by Platinum as of the date hereof as set forth on Annex B hereto.

(c)          The Company has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, or causes of action of any kind or nature whatsoever against the Lenders, their respective officers, directors, employees, attorneys, legal representatives or affiliates (collectively, the “Lender Group”), directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Surrendered Notes, the Existing Preferred Stock or any of the terms or conditions of the Existing Related Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with the Surrendered Notes, the Existing Preferred Stock or any of the Existing Related Documents; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, OR CAUSES OF ACTION EXIST, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

(d)          During the Forbearance Period, the Outstanding Amount shall bear interest at the applicable non-default interest rate set forth under the Surrendered Notes; it being understood that any default rate shall apply upon the occurrence of any Event of Default (other than Existing Defaults) thereunder or upon termination of the Forbearance Period.

(e)          It is understood and agreed that the Forbearance does not waive or evidence consent to any default or Event of Default (including the Existing Defaults) under the Surrendered Notes, the Existing Preferred Stock or the Existing Related Documents. The parties hereto acknowledge and agree that each Lender, subject to the terms of the Intercreditor Agreement, (i) shall retain all rights and remedies it may now have with respect to the Notes and the Obligors’ obligations under the Existing Related Documents (“Default Rights”), and (ii) shall have the right to exercise and enforce such Default Rights upon termination of the Forbearance Period, unless, prior to the termination of the Forbearance Period, (i) the waivers set forth in Section 1.4 hereof shall have become effective and (ii) the Exchange Notes shall have been issued pursuant to the terms of this Agreement. The parties further agree that the exercise of any Default Rights by the Lenders upon termination of the Forbearance Period shall not be affected by reason of the Forbearance, and the Obligors shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations defense.

Section 1.3          Termination of Forbearance

The Forbearance Period shall terminate upon the earlier to occur of: (1) 5:00 pm (New York City Time) on July 1, 2014; (2) any Obligor shall fail to observe, perform, or comply with any of the material terms, conditions or provisions of this Agreement as and when required and/or any other Event of Default (other than the Existing Defaults) shall occur under the Existing Related Documents or any other agreement between any Obligor and the Lenders (or its affiliates) or any other indebtedness issued by the Company to a Lender or its affiliates; (3) any representation or warranty made herein, in any document executed and delivered in connection herewith, or in any report, certificate, financial statement or other instrument or document now or hereafter furnished by or on behalf of any Obligor in connection with this Agreement, shall prove to have been false, incomplete or misleading in any material respect on the date as of which it was made; (4) any suit, proceeding or other action is commenced by any other creditor against the Company concerning claims in excess of $100,000; (5) any default or event of default shall occur under any other Indebtedness (as defined below) of the Company; (6) the stockholders of the Company shall not have approved the Authorized Share Amendment (as defined below) at a meeting of stockholders called for the purpose of the approval of the same; or (7) a court of competent jurisdiction shall enter an order for relief or take any similar action in respect of any Obligor in an involuntary case under any applicable bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect or a petition for relief under any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law shall be filed by or against an Obligor. Upon termination of the Forbearance Period, should the Surrendered Notes or any of the Company’s obligations under the Existing Related Documents not be satisfied in full, the Lenders shall be entitled to pursue immediately their various rights and remedies, including their Default Rights, against the Obligors, without regard to notice and cure periods, all of which are hereby waived by the Obligors. Without limiting the generality of the foregoing, upon termination of the Forbearance Period, the Lenders shall be permitted to immediately exercise their rights to demand and collect on the Outstanding Amount, subject to the terms of the Intercreditor Agreement.

Section 1.4          Waiver of Defaults

Each Lender, on and as of the satisfaction of the conditions set forth herein (including pursuant to Article IV hereof) (the “Effective Date”), as determined by Platinum in its reasonable discretion, hereby (i) waives the defaults or Events of Default existing and arising under the Existing Related Documents as of the Effective Date, including the Existing Defaults and (ii) waives any unpaid default interest that may have accrued and be payable as a result of the Existing Defaults. Further, upon and as of the Effective Date, the Obligors’ obligations under the several securities purchase agreements set forth on Schedule 1.4 hereof shall be deemed satisfied in full, it being the intention of the parties that the covenants and other surviving provisions of such securities purchase agreements shall be replaced and superseded by the provisions of this Agreement as of the Effective Date.

Section 1.5          The Securities Exchanges

(a)          In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to deliver any Surrendered Notes held by it to the Company in exchange for the issuance of the Secured Convertible Promissory Note in the aggregate principal amount of such Surrendered Notes plus any accrued and unpaid interest outstanding on such Surrendered Notes (at the regular rate of interest) as of the Effective Date (the “Exchange Notes”), in substantially the form attached hereto as Exhibit A, and the Company agrees to issue and deliver the Exchange Notes to the applicable Lenders (the “Note Exchange”). The Exchange Notes shall be issued in exchange for (and not in discharge of the indebtedness evidenced by) the Surrendered Notes.

(b)          In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, Platinum agrees to deliver any Existing Preferred Stock held by it to the Company in exchange for the issuance of 6.183 shares (the “Preferred Exchange Shares”) of the Company’s Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”), as of the Effective Date (the “Preferred Stock Exchange”). The designation, rights, preferences and other terms and provisions of the Series D Preferred Stock shall be as set forth in the Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock attached hereto as Exhibit B (the “Certificate of Designation”).

Section 1.6          Consideration for Waivers

(a)          In consideration of the waivers of defaults and Events of Defaults arising under the Surrendered Notes, the provisions of the Surrendered Note Related Documents and in consideration of the Note Exchange, the Company shall, on the Effective Date, (i) issue to each Lender other than Platinum the number of shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), set forth opposite the name of such Lender on Schedule 1.6(a) hereof and (ii) issue to Platinum that number of shares of Series D Preferred Stock as are set forth opposite Platinum’s name on Schedule 1.6(a) (all such shares of Common Stock and Series D Preferred Stock are herein collectively referred to as the “Note Consideration Shares”).

(b)          In consideration of the waivers of defaults and Events of Defaults arising under the Existing Preferred Stock and the provisions of the Existing Preferred Stock Related Documents, and in exchange for the commitment of Platinum to provide the Bridge Loan subject to the terms hereof and effect the Preferred Stock Exchange, the Company shall, on the Effective Date, issue to Platinum 64.625 shares of Series D Preferred Stock (the “Preferred Consideration Shares” and, together with the Note Consideration Shares and any Preferred Exchange Shares issued in the Preferred Stock Exchange, the “Consideration Shares”).

(c)          In consideration of the waiver provided in Section 1.9 with respect to the warrants issued pursuant to that certain Consulting Agreement dated as of July 26, 2012 between the Company and C. Lowell Parsons, the Company shall, on the Effective Date, issue to Mr. Parsons a warrant to purchase up to 654 shares of Common Stock, in a form that is mutually satisfactory to the Company and Platinum, exercisable at an exercise price that is equal to the Conversion Price set forth in the Exchange Notes (the “Consideration Warrant”).

(d)          For the avoidance of doubt, (i) all share numbers set forth in this Section 1.6 give effect to the Authorized Shares Amendment and the reverse split contemplated thereby and (ii) references to “Consideration Shares” herein shall include any shares of Series D Preferred Stock issued to Platinum in lieu of Common Stock and in exchange for the Existing Preferred Stock.

Section 1.7          Bridge Financing

Upon and as of the Effective Date, the Company shall issue and sell to Platinum, and Platinum shall purchase from the Company, for a purchase price equal to the principal amount thereof, the 16% senior secured note in the aggregate principal amount of $3,000,000 (the “Bridge Note”), in substantially the form attached hereto as Exhibit C, which Bridge Note shall mature on the earlier of (i) the consummation of the sale by the Company of equity securities in a registered public offering, with gross proceeds to the Company (before deduction of underwriter’s commissions, offering expenses and the like) of not less than $10,000,000, and (ii) the first anniversary of the Effective Date (the loan evidenced by the Bridge Note is herein referred to as the “Bridge Loan”).

Section 1.8          Securities Act Exemption

The Company and the Lenders are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(a)(2) of the Securities Act.

Section 1.9          Waiver of Adjustments to Warrants

Upon and as of the Effective Date, the Lenders shall waive any exercise price and/or warrant share number adjustment that would otherwise result under the Warrants from (i) the issuance of the Exchange Notes, (ii) the issuance of the Consideration Shares, (iii) the issuance of any shares of Common Stock or other security upon conversion of the Exchange Notes or any Consideration Shares, and (iv) the issuance of any other security convertible into or exercisable for Common Stock contemplated by this Agreement or the conversion or exercise thereof, including, without limitation, the Consideration Warrant. Notwithstanding the foregoing, it is understood and agreed that (i) appropriate adjustment shall be made for any reverse split effected as contemplated by the Authorized Share Amendment pursuant to Section 1.10 of this Agreement and (ii) the applicable Warrant exercise price shall be reduced (but the number of shares of Common Stock issuable upon the exercise of the Warrants shall not be increased) upon the Effective Date to the same Conversion Price set forth in the Exchange Notes. Upon and as of the Effective Date, (i) the conditional waiver delivered by Platinum, on or about October 3, 2011 shall be deemed permanent and irrevocable and (ii) the waiver and amendment delivered by Platinum on March 14, 2012 shall be of no further force and effect.

Section 1.10         Stockholder Approvals

The Company shall use its commercially reasonable best efforts to duly call and hold a special meeting of the stockholders of the Company to solicit the approval of such stockholders (“Stockholder Approval”) of, among other things, (i) an amendment to the Company’s Certificate of Incorporation in the form mutually agreed between the Company and Platinum (the “Authorized Shares Amendment”) (x) to increase the number of shares of authorized Common Stock, after giving effect to the reverse split discussed in item (i)(y) of this Section 1.10, to not less than 20,000,000 shares and (y) to implement a reverse split of the Common Stock, (ii) the approval of the transactions contemplated herein and (iii) the approval of an incentive equity plan (the “Equity Plan”) providing for the issuance of up to 30,000 shares of the Company’s Common Stock (after giving effect to the reverse split discussed in item (i)(y) of this Section 1.10) to the employees, directors, consultants and other service providers of the Company and its Subsidiaries. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

Section 1.11         Urigen N.A., Inc. Guaranty

Effective upon the Closing Date, the Company’s obligations under the Exchange Notes and the Bridge Note shall be guaranteed by a guaranty from Urigen N.A., Inc., substantially in the form attached hereto as Exhibit D (as amended, restated, supplemented or otherwise modified, collectively the “Guaranty”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1          Representations and Warranties of the Company

Except as set forth in the disclosure schedules attached hereto, which disclosure schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein, the Company hereby represents and warrants to the Lenders as follows:

(a)          Authorization; Enforcement. The Company and each Subsidiary of the Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Exchange Notes, the Bridge Note, the Security Agreement (as defined below), the Registration Rights Agreement (as defined below), the Guaranty, the Amended Intercreditor Agreement (as defined below), the Certificate of Designation and the Consideration Warrant (all of the foregoing, collectively, the “Transaction Documents”), and to issue and sell the Exchange Notes, the Consideration Shares and the Consideration Warrant in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company and the Company’s Subsidiaries, and the consummation by the Company and the Company’s Subsidiaries of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and, except for the Stockholder Approval and as set forth on Schedule 2.1(a), no further consent or authorization of the Company, any Subsidiary of the Company, or, to the knowledge of the Company, any other person or entity is required. When executed and delivered by the Company and its Subsidiaries, each of the Transaction Documents shall constitute a valid and binding obligation of the Company and the Subsidiaries party thereto enforceable against the Company and the Subsidiaries party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)          Capitalization. The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of March 31, 2014 is set forth on Schedule 2.1(b) hereto. All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized. Except as set forth in this Agreement or as set forth on Schedule 2.1(b) hereto, no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and as set forth on Schedule 2.1(b) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided on Schedule 2.1(b) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 2.1(b), the Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(c)          Issuance of Securities. The Exchange Notes, the Bridge Note, the Consideration Shares and the Consideration Warrant have been duly authorized by all necessary corporate action (other than Stockholder Approval) and, when paid for or issued in accordance with the terms hereof, the Exchange Notes, the Bridge Note, the Consideration Shares and the Consideration Warrant shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind. When the Conversion and Exercise Shares (as defined below) are issued and paid for in accordance with the terms of this Agreement and as set forth in the Exchange Notes, the Preferred Consideration Shares, the Preferred Exchange Shares, the Warrants and the Consideration Warrant, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock. Upon issuance of the Exchange Notes, the Consideration Shares and the Consideration Warrant, each Lender shall beneficially own (without giving effect to any beneficial ownership “blocker” set forth therein) securities (including Warrants) convertible into or exercisable for the percentage of the fully-diluted equity capitalization of the Company at least equal to the percentage set forth opposite such Lender’s name on Schedule 2.1(c) on an as-converted, fully diluted basis (before giving effect to the adoption of the Equity Plan and the reservation of shares of Common Stock contemplated thereby).

(d)          No Conflicts. Giving effect to the Authorized Share Amendment and the filing thereof, and assuming receipt of Stockholder Approval, the execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries, the performance by the Company of its obligations under the Securities and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby, and the issuance of the Securities as contemplated hereby, do not and will not (i) violate or conflict with any provision of the Company’s Certificate of Incorporation (the “Certificate”) or Bylaws (the “Bylaws”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clause (i) or, solely with respect to federal and state securities laws, clause (iii)). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its Subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement or any of the Transaction Documents in any material respect. Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Securities in accordance with the terms hereof (other than any filings, consents and approvals which may be required to be made by the Company under applicable state and federal securities laws, rules or regulations).

(e)          No Brokers. The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(f)          Ratification and Confirmation. Except as otherwise set forth herein or in the Schedules and Exhibits hereto, the representations and warranties of the Company made in the Note and Warrant Purchase Agreement, dated as of July 3, 2013, among the Company and certain of the Lenders, remain true, complete and accurate in all material respects as if made on the date hereof.

Section 2.2          Representations and Warranties of the Lenders

Each Lender, severally and not jointly and for itself and only as to itself and for no other person, hereby represents and warrants to the Company as follows:

(a)          Organization and Standing. If such Lender is not a natural person, such Lender is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)          Authorization and Power. The Lender has the requisite power and authority to enter into and perform the Transaction Documents to which it is a party, and to purchase the Securities being sold or issued to it hereunder. The execution, delivery and performance by the Lender of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action, and no further consent or authorization of the Lender, or any other person or entity is required. When executed and delivered by the Lender, the Transaction Documents to which the Lender is a party shall constitute valid and binding obligations of the Lender, enforceable against the Lender in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)          Acquisition for Investment. The Lender is purchasing the Securities that are being sold or issued to it hereunder solely for its own account and not with a view to or for sale in connection with distribution. The Lender has no present intention to sell any of the Securities that are being sold or issued to it hereunder, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities that are being sold to it hereunder to or through any person or entity; provided, however, that by making the representations herein, the Lender does not agree to hold the Securities that are being sold or issued to it hereunder for any minimum or other specific term and reserves the right to dispose of such Securities at any time in accordance with federal and state securities laws applicable to such disposition. The Lender acknowledges that it (i) has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities that are being sold to it hereunder, and (iii) has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(d)          Rule 144. The Lender understands that the Securities that are being sold or issued to it hereunder must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. The Lender acknowledges that it is familiar with Rule 144 of the rules and regulations of the Securities and Exchange Commission (the “Commission”), as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that it has been advised that Rule 144 permits resales only under certain circumstances. The Lender understands that to the extent that Rule 144 is not available, the Lender will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(e)          Restrictions on Common Stock. The Lender acknowledges that it is aware that: (i) the Common Stock has been de-registered by the Commission under Section 12 of the Securities Act, (ii) the Common Stock is no longer eligible for listing on the OTCBB or any national securities exchange, (iii) no public trading market for the Common Stock currently exists and there can be no assurance that the Common Stock will be re-registered, that it will become listed on the OTCBB or any national securities exchange or that a public trading market will ever develop, (iv) the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and (v) the Consideration Shares will bear a legend as set forth in Section 6.1.

(f)          General. The Lender understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the applicability of such exemptions and the suitability of the Lender to acquire the Securities. The Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(g)          No General Solicitation. The Lender acknowledges that the Securities were not offered to the Lender by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Lender was invited by any of the foregoing means of communications. The Lender, in making the decision to purchase the Securities that are being sold to it hereunder, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.

(h)          Accredited Investor. The Lender is an “accredited investor” (as defined in Rule 501 of Regulation D, 17 C.F.R. §230.501), and the Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Lender is not required to be registered as a broker-dealer under Section 15 of the Exchange Act, and the Lender is not a broker-dealer. The Lender acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(i)          Certain Fees. The Lender has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

(J)         TERMS OF TRANSACTION. THE LENDER HAS CAREFULLY REVIEWED EACH OF THE TRANSACTION DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT, THE CERTIFICATE OF DESIGNATION AND THE AMENDED AND RESTATED INTERCREDITOR AGREEMENT. THE LENDER ACKNOWLEDGES THAT PLATINUM HAS BEEN AFFORDED CERTAIN RIGHTS UNDER THE TRANSACTION DOCUMENTS THAT HAVE NOT BEEN AFFORDED TO THE OTHER LENDERS, INCLUDING, WITHOUT LIMITATION:

•          THE RIGHT TO RECEIVE SHARES OF SERIES D PREFERRED STOCK INSTEAD OF SHARES OF COMMON STOCK;

•          THE RIGHT TO MAKE THE BRIDGE LOAN;

•          THE SENIOR SECURED POSITION OF THE BRIDGE LOAN AS COMPARED TO THE EXCHANGE NOTES UNDER THE SECURITY AGREEMENT (AS DEFINED IN SECTION 4.1);

•          THE INSPECTION RIGHTS SET FORTH IN SECTION 3.3;

•          THE RIGHT TO PARTICIPATE IN SUBSEQUENT FINANCINGS SET FORTH IN SECTION 3.14;

•          CERTAIN RIGHTS FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT SET FORTH IN SECTION 5.2;

•          THE RIGHT TO REIMBURSEMENT OF FEES AND EXPENSES SET FORTH IN SECTION 8.1;

•          THE RIGHT TO DIRECT REMEDIES AND EFFECT AMENDMENTS TO THE TRANSACTION DOCUMENTS PURSUANT TO THE TERMS OF THE AMENDED INTERCREDITOR AGREEMENT AND THE SECURITY AGREEMENT IN PLATINUM’S SOLE AND ABSOLUTE DISCRETION; AND

•          DEMAND REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT.

IT IS UNDERSTOOD AND AGREED BY EACH LENDER THAT BURAK ANDERSON & MELLONI, PLC HAS REPRESENTED PLATINUM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND NO OTHER LENDER.

ARTICLE III

COVENANTS

The Company covenants with the Lenders as follows, which covenants are for the benefit of the Lenders and their respective successors and assigns, and which covenants may be waived in the sole discretion of Platinum, upon and after the Effective Date as follows:

Section 3.1          Securities Compliance.

The Company shall take all necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance to the Lenders, or their respective subsequent holders, of the Securities that are being issued and sold to them hereunder.

Section 3.2          Registration and Listing.

Beginning at such time as the Common Stock shall be registered under Sections 12(b) or 12(g) of the Exchange Act or the Company is obligated to file periodic reports under Section 15(d) of the Exchange Act (such date, the “Registration Date”), of which there can be no assurance, the Company shall comply in all respects with its reporting and filing obligations under the Exchange Act, shall comply with all requirements related to any registration statement registering any of the Securities for resale, and shall not voluntarily take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or the Securities Act.

Beginning at such time as the Common Stock shall be listed or traded on the OTCBB, the OTCQB, the OTCQX or any national securities exchange, of which there can be no assurance, the Company shall take all action necessary to continue such listing or trading and, if required, will file a “Listing Application” for, or in connection with, the issuance and delivery of the Conversion and Exercise Shares. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as a Lender may reasonably request, all to the extent required from time to time to enable such Lender to sell the Securities that have been issued to it without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act; provided, for the avoidance of doubt, that, prior to the Registration Date, the Company shall have no obligation to file reports under the Exchange Act or otherwise provide current public information under Rule 144(c). Upon the request of Platinum, the Company shall deliver to the Lenders a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3          Inspection Rights

Provided that the same would not be in violation of Regulation FD (17 C.F.R. Part 243), the Company shall permit, during normal business hours and upon reasonable request and reasonable notice, Platinum or any employees, agents or representatives thereof, so long as Platinum shall beneficially own any Securities, for purposes reasonably related to Platinum’s interests as a stockholder and lender, to examine the publicly available, non-confidential records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the publicly available, non-confidential affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, and key employees.

Section 3.4          Compliance with Laws.

The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

Section 3.5          Keeping of Records and Books of Account.

The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.6          Reporting Requirements.

During the period between the Closing Date and the Registration Date, and during any period following the Registration Date after the Company ceases to file its periodic reports with the Commission (or after the Commission ceases making these periodic reports available via the Internet without charge), the Company shall furnish the following to the Lenders so long as the Lenders shall beneficially own Securities:

(a)   as soon as practicable after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company;

(b)   as soon as practicable after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c)   copies of all notices, information and proxy statements in connection with any meetings, that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 3.7          Other Agreements.

The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any Subsidiary under any Transaction Document.

Section 3.8          Reporting Status.

Beginning on the Registration Date, and for so long thereafter as the Lenders beneficially own any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not voluntarily terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.9          Pledge of Securities.

The Company acknowledges that the Securities may be pledged by the Lenders in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and if a Lender effects a pledge of the Securities, such Lender shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. At the Company’s expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Lender.

Section 3.10        Amendments.

The Company shall not amend or waive any provision of the Certificate or Bylaws of the Company, and shall not permit any Subsidiary to amend or waive any provision of its articles of incorporation or bylaws, in any way that would adversely affect exercise rights, voting rights, conversion rights, prepayment rights or redemption rights of the holder of the Securities, in each case without the prior written consent of Platinum.

Section 3.11        Distributions.

So long as the Exchange Notes, the Bridge Note and/or any shares of Series D Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of the Company or such Subsidiaries (other than dividend and distributions from a Subsidiary to the Company), (ii) purchase or otherwise acquire for value, directly or indirectly, any shares or other equity security of the Company, (iii) create or acquire any subsidiary, become a partner in any partnership or joint venture, make any acquisition of any interest in any person or entity, or acquire substantially all of the assets of any person or entity, or (iv) transfer, assign, pledge, issue or otherwise permit any equity or other ownership interests in the Subsidiaries to be beneficially owned or held by any person other than the Company.

Section 3.12        Transferability.

The Company warrants that the Conversion and Exercise Shares shall be freely transferable on the books and records of the Company, subject to the requirements of applicable law. If a Lender provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, the Company shall permit the transfer, and, in the case of the Conversion and Exercise Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Lender, and without any restrictive legend, to the extent permitted by Rule 144. The Company acknowledges that a breach by it of its obligations under this Section 3.12 will cause irreparable harm to the Lenders. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.12 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.12, that the Lenders shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.13        Opinion.

The Company will cause its counsel to provide, at the Company’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Consideration Shares and the Conversion and Exercise Shares pursuant to an effective registration statement, Rule 144 (to the extent permitted by applicable law), or an available exemption from registration (to the extent permitted by applicable law); provided that, in the case of a sale other than pursuant to an effective registration statement, a Lender requesting such opinion has provided assurances, reasonably acceptable to the Company and its counsel, as to the availability of Rule 144 or other exemption for such sale.

Section 3.14        Subsequent Financings.

(a)          For so long as any portion of the Exchange Note issued to Platinum (the “Platinum Notes”) remains outstanding, the Company covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) Platinum in writing (a “Rights Notice”) of the terms and conditions of any proposed offer or sale to, or exchange with (or other type of distribution to) any third party (a “Subsequent Financing”), of Common Stock or any securities convertible, exercisable or exchangeable into Common Stock, including convertible debt securities (collectively, the “Financing Securities”). The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the names and investment amounts of all investors participating in the Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within ten (10) calendar days from the date of the Rights Notice, and all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide Platinum an option (the “Rights Option”) during the three (3) Trading Days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether Platinum will purchase up to such dollar amount of securities in such Subsequent Financing as is equal to the outstanding amount of the Platinum Note on the same, absolute terms and conditions as contemplated by such Subsequent Financing. “Trading Day” means any day during which the principal exchange on which the Common Stock is traded shall be open for trading. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the Purchase Price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from Platinum within the Option Period, the Company shall have the right to close the Subsequent Financing on or prior to the scheduled closing date with a third party; provided that all of the material terms and conditions of the closing are substantially the same as those provided to Platinum in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on or prior to that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 3.14, including, without limitation, the delivery of a new Rights Notice. The provisions of this Section 3.14 shall not apply to issuances of securities in a Permitted Issuance. For purposes of this Agreement, a Permitted Issuance (as defined hereinafter) shall not be considered a Subsequent Financing.

“Permitted Issuance” means (a) an issuance of shares of Common Stock or options to employees, officers, consultants, directors or other service providers of the Company, whether or not pursuant to any stock or option plan duly approved by the shareholders of the Company, if such issuances are approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, or their respective designees as permitted under the terms of such plan, (b) the issuance of any Securities issued hereunder, (c) the issuance of securities upon the exercise or exchange of or conversion of (i) any of the Securities, (ii) the Warrants and/or (iii) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement or issued on the Closing Date; provided that, except as contemplated by this Agreement and the other Transaction Documents, such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities (for purposes of clarity, any anti-dilution adjustment under the terms of the Securities shall not be deemed an amendment under this clause (c)), (d) an issuance of securities pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities or (e) the issuance of any securities in an underwritten public offering registered under the Securities Act.

Section 3.15        Variable Rate Securities.

For so long as the Exchange Notes remain outstanding, notwithstanding whether or not an issuance of securities is a Permitted Issuance, the Company shall not issue or sell, or agree to issue or sell Variable Equity Securities (as defined below) (the “Variable Equity Securities Lock-Up”), without obtaining the prior written approval of Platinum. For purposes hereof, the following shall be collectively referred to herein as the “Variable Equity Securities”: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance, or (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required to or has the option to (or the investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock (whether or not such payments in stock are subject to certain equity conditions), or (C) any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula (each, an “Equity Line” transaction). It is expressly agreed and understood that the Variable Equity Securities Lock-Up shall apply in respect of a Permitted Issuance and that no issuance of Variable Equity Securities shall be a Permitted Issuance.

Section 3.16        Payment of Taxes and Claims

The Company shall, and shall cause each Subsidiary of the Company to, pay (a) all taxes, estimated payments, assessments and governmental charges or levies imposed upon the Company, the Company’s Subsidiaries and its and their property or assets or in respect of any of its franchises, businesses, income or property when due; and (b) all claims of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons (including without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien upon property or assets of the Company and/or any Subsidiary of the Company, other than for Permitted Contests. As used herein: “Lien” means any lien, security interest, mortgage, encumbrance, right or claim; and “Permitted Contest” means the right of the Company and/or any Subsidiary of the Company to contest or protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (i) a reserve with respect to such obligation is established on the Company’s and/or such Subsidiary’s books and records in such amount as is required under GAAP, and (ii) any such protest is instituted promptly and prosecuted diligently by the Company and/or such Subsidiary in good faith. Notwithstanding the foregoing, the Lenders hereby acknowledge that the Company is investigating certain possible tax liabilities, as described on Schedule 3.16 hereto, the investigation of which (and any actions taken or payments made in connection therewith) shall be considered “Permitted Contests” hereunder.

Section 3.17        Insurance

At all times in respect of its personal property, the Company shall, and shall cause each Subsidiary to, have and maintain insurance substantially similar in terms of coverage, amounts and scope as the Company’s and each Subsidiary’s existing insurance policies as of the Closing Date.

Section 3.18        Place of Business

The Company shall, and shall cause each Subsidiary to, (i) deliver to the Lenders at least thirty (30) days prior to the occurrence of any of the following events, written notice of a change in name, identity or structure; and (ii) remain organized in the state or jurisdiction of its incorporation or formation as of the Closing Date.

Section 3.19        Maintenance; Certain Covenants

The Company shall, and shall cause each Subsidiary to, (i) maintain its property in a condition comparable or superior to that on the date hereof, except for normal wear and tear and routine maintenance and obsolescence in the ordinary course of business; (ii) do or cause to be done all things reasonably necessary to maintain its status as duly organized and existing, and in good standing, under the laws of the state of its organization; and (iii) conduct continuously and operate actively its business and take all actions reasonably necessary to enforce and protect the validity of all intellectual property of the Company material to the business of the Company and/or any Subsidiary as presently conducted.

Section 3.20        Negative Pledge

The Company shall not, and shall not permit any Subsidiary to, cause or permit or permit to exist or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any personal property or real property of the Company and/or any Subsidiary, whether now owned or hereafter acquired, to become subject to a Lien, except for Permitted Liens. “Permitted Liens” means the individual and collective reference to the following: (1) Liens in favor of Platinum (including as collateral agent on behalf of the Lenders), (2) Liens securing the Bridge Loan, and (3) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company contesting such charges) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (i) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated subsidiaries or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

Section 3.21        Indebtedness

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly create, incur, assume, guarantee, or otherwise become or remain liable with respect to any material Indebtedness, except for Permitted Indebtedness.

As used herein:

(a)          “Permitted Indebtedness” means (i) Indebtedness to Platinum or any affiliate of Platinum, (ii) Indebtedness under the Exchange Notes, and (iii) the Bridge Loan;

(b)          “Indebtedness” means, at any time, (i) all indebtedness, obligations or other liabilities (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade) which in accordance with GAAP should be classified as liabilities on the balance sheet of such person or entity, including without limitation, (A) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (B) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any securities or to pay dividends in respect of any stock, (C) with respect to letters of credit, bankers acceptances, interest rate swaps or other contracts, currency agreement or other financial products, (D) to pay the deferred purchase price of property or services, or (E) in respect of capital leases; (ii) all indebtedness, obligations or other liabilities secured by a lien on any property, whether or not such indebtedness, obligations or liabilities are assumed by the owner of the same; and (iii) all Contingent Obligations; and

(c)          “Contingent Obligations” mean any agreement, undertaking or arrangement by which any person or entity assumes, guaranties, endorses, agrees to provide funding, or otherwise becomes or is contingently liable upon the obligation or liability of any other person or entity.

Section 3.22         Fundamental Changes; Asset Transfers

(a)          The Company shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other entity, or permit any other entity to merge into or consolidate with it, or liquidate or dissolve.

(b)          The Company shall not, and shall not permit any Subsidiary to, sell, transfer, lease, license or otherwise dispose of, in one transaction or a series of transactions: (i) assets representing all or substantially all the assets of the Company and the Subsidiaries taken as a whole (other than to the Company); and/or (ii) assets material to the conduct of business of the Company and the Subsidiaries taken as a whole (other than grants of outbound licenses of such intellectual property in the ordinary course of business that do not materially detract from the value of the affected asset in the hands of the Company and the Subsidiaries, or interfere with the ordinary conduct of business of the Company and the Subsidiaries taken as a whole, or require the Company or any Subsidiary to obtain any license of or other right to use such intellectual property from the licensee in order to continue to conduct such business).

Section 3.23        Transactions with Affiliates

The Company shall not, and shall not permit any Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties, (b) issuances by the Company of equity and receipt by the Company of capital contributions, (c) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Company or any Subsidiary, (d) any transaction determined by a majority of the disinterested directors of the applicable entity’s board of directors to be fair to the applicable entity, (e) transactions contemplated by, or that are necessary to enforce rights granted under, this Agreement and the Transaction Documents and (f) transactions approved by Platinum in its discretion. “Affiliate” of any specified entity or person means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity or person and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 3.24        No Investments

The Company shall not, and shall not permit any Subsidiary to, make or suffer to exist any Investments or commitments therefor. As used herein, “Investment” means, with respect to any person or entity, all investments in any other person or entity, whether by way of extension of credit, loan, advance, purchase of stock or other ownership interest, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include the cash surrender value of life insurance policies on the lives of officers or employees, excluding amounts due from customers for services or products delivered or sold in the ordinary course of business.

Section 3.25        Exchange Right

For so long as not less than 25% of the principal amount of an Exchange Note issued to a Lender pursuant to this Agreement remains outstanding, if the Company enters into any Subsequent Financing on terms more favorable than the terms governing the Exchange Note, as determined by such Lender in its reasonable discretion, then such Lender in its sole discretion may exchange the principal and interest of the Exchange Note then held by such Lender for the securities issued or to be issued in the Subsequent Financing. The Company covenants and agrees to promptly notify in writing the Lenders of the terms and conditions of any such proposed Subsequent Financing. An exchange pursuant to this provision shall not have any effect on other Securities held by a Lender, which constitute separate, detachable securities from the Exchange Notes. The provisions of this Section 3.25 shall not apply to issuances of securities in a Permitted Issuance.

Section 3.26        Investment Company Act

The Company shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

Section 3.27        Indebtedness to Affiliates

Except for payments made to Platinum (to the extent Platinum may, at any time, be deemed an Affiliate), payments made to the Lenders in respect of the Transaction Documents, and except as set forth on Schedule 3.27 hereof, the Company shall not, and shall not permit any Subsidiary to, make any payment on any Indebtedness owed to officers, directors or Affiliates (as defined in Rule 405 promulgated under the Securities Act, 17 C.F.R. §230.405).

Section 3.28        DTC Eligibility

After the Registration Date, the Company shall use commercially reasonable efforts to cause its Common Stock to be eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program at all times while any Securities remain outstanding.

Section 3.29        Conversion and Exercise Shares

On and after the Effective Date, the Company represents and warrants to the Lenders that it will authorize and reserve, and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a number of its authorized but unissued shares of Common Stock equal to one hundred twenty percent (120%) of the aggregate number of shares of Common Stock to effect the conversion in full of the Exchange Notes and the Series D Preferred Stock issued pursuant to this Agreement or the Exchange Notes (including upon conversion of the Exchange Notes) and the exercise in full of the Warrants and the Consideration Warrant. Any shares of Common Stock issuable upon conversion of the Exchange Notes or such Series D Preferred Stock and exercise of the Warrants or the Consideration Warrant are herein referred to as the “Conversion and Exercise Shares”. The Exchange Notes, the Warrants, the Consideration Shares, the Consideration Warrant, the Conversion and Exercise Shares and the Bridge Note are sometimes collectively referred to herein as the “Securities”.

ARTICLE IV

CONDITIONS

Section 4.1          Conditions Precedent to Closing.

The Company shall not become obligated to issue the Exchange Notes, the Bridge Note, the Consideration Shares and the Consideration Warrant to the Lenders, the Lenders shall not be obligated to effect the Note Exchange or the Preferred Stock Exchange, and Platinum shall not be obligated to provide the Bridge Loan, until such time as all of the following conditions have been satisfied or waived by the parties hereto (the date on which all of such conditions have been satisfied being referred to herein as the “Closing Date”) or on or before July 1, 2014, as determined by the Company and Platinum (on behalf of the Lenders):

(a)          Accuracy of the Company’s Representations and Warranties. All of the representations and warranties of the Company and its Subsidiaries in this Agreement and the other Transaction Documents, and all of the representations and warranties of the Lenders in this Agreement and the other Transaction Documents, shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b)          Performance by the Company. The Company and all Subsidiaries shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)          No Suspension, Etc. Trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of Platinum, makes it impracticable to purchase the Securities.

(d)          No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)          No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f)          Forbearance Period. The Forbearance Period shall not have been terminated (by virtue of the passage of time or otherwise).

(g)          Transaction Documents. The Company and its Subsidiaries shall have executed each Transaction Document to which it is a party and which is to be delivered on the Closing Date, including the Exchange Notes, the Bridge Note, the Consideration Shares, the Consideration Warrant, a Security Agreement (the “Security Agreement”) in substantially the form attached hereto as Exhibit E, a Registration Rights Agreement with the Lenders (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit F, the Second Amended and Restated Intercreditor Agreement, in substantially the form attached hereto as Exhibit G (the “Amended Intercreditor Agreement”) and the Guaranty, and delivered same to the Lenders. Platinum shall have funded the Bridge Loan, and the Lenders shall have executed each Transaction Document to which it is a party and which is to be delivered on the Closing Date, including this Agreement, and delivered same to the Company. Platinum and the Lenders shall have entered into a Collateral Agency Agreement in form and substance satisfactory to Platinum.

(h)          Secretary’s Certificate. The Company and its Subsidiaries shall have delivered to the Lenders secretary’s certificates, dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors of the Company and each of its Subsidiaries approving the transactions contemplated hereby, (ii) the articles of incorporation of such entity, as in effect on the Closing Date, (iii) the bylaws of such entity, as in effect on the Closing Date, and (iv) the authority and incumbency of the officers of the Company and its Subsidiaries executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(i)          Material Adverse Effect. No Material Adverse Effect shall have occurred and no event or omission that could reasonably be expected to result in a Material Adverse Effect shall have occurred since the date of this Agreement.

(j)          Delivery of Surrendered Notes and Existing Preferred Stock by Lenders. The Lenders shall have delivered to the Company the Surrendered Notes and the Existing Preferred Stock (or, if required, an affidavit of lost note or certificate in lieu of the same in form and substance reasonably satisfactory to the Company).

(k)          Stockholder Approval. The Stockholder Approval shall have been obtained and the Authorized Share Amendment shall have been duly filed and accepted by the Delaware Secretary of State, in form and substance reasonably satisfactory to Platinum.

(l)          Certificate of Designation. The Certificate of Designation shall have been duly filed and accepted by the Delaware Secretary of State.

(m)          Consideration Shares. The Company shall have issued the Consideration Shares and the Consideration Warrant pursuant to the terms hereof.

(n)          Opinion. Counsel to the Company shall have delivered to the Lenders an opinion in form and substance reasonably acceptable to Platinum.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1           Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

(a)          The occurrence of any Event of Default under and as defined in any Transaction Document;

(b)          If: (i) any material provision of any Transaction Document shall at any time for any reason cease to be valid, binding and enforceable against the Company and/or any Subsidiary of the Company; (b) the validity, binding effect or enforceability of any Transaction Document against the Company and/or any Subsidiary of the Company shall be contested by the Company and/or any Subsidiary of the Company; (c) the Company and/or any Subsidiary of the Company shall deny that it has any or further liability or obligation under any Transaction Document; (d) any Subsidiary of the Company shall give notice of its intention to discontinue the Guaranty; and/or (e) any Transaction Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Lenders or Platinum the benefits purported to be created thereby;

(c)          The Company fails to make timely payment of principal, interest or any other sum due and payable under any Transaction Document;

(d)          The Company and/or any Subsidiary of the Company fails to perform or observe any covenant, agreement or duty contained in any Transaction Document, and such failure remains un-remedied for ten (10) days after an officer of the Company and/or such Subsidiary first becomes aware, or should have, with reasonable diligence, been aware, of such default;

(e)          Any warranty, representation or other statement made or deemed to be made by the Company and/or any Subsidiary of the Company in this Agreement or in any Transaction Document is false or misleading in any material respect at the time it is made;

(f)          The Company and/or any Subsidiary of the Company commences any Insolvency Proceeding;

(g)          Any involuntary Insolvency Proceeding is instituted (other than by the Lenders) against the Company and/or any Subsidiary of the Company and continues for thirty (30) days undismissed or undischarged;

(h)          One or more final, unappealable orders, judgments or arbitration awards for the payment of money in an aggregate amount in excess of $100,000 or nonmonetary relief or remedy which is reasonably likely to have a Material Adverse Effect, is entered against the Company and/or any Subsidiary, and any such order, judgment or award has not been discharged, bonded in full or stayed in all material respects, or any action shall be legally taken by any judgment creditor to attach or levy upon any assets of the Company and/or any Subsidiary to enforce any such judgment;

(i)          The occurrence of any event which allows the acceleration of the maturity of any Indebtedness in excess of the amount of $100,000 of the Company and/or any Subsidiary of the Company on an aggregate basis;

(j)          A Change of Control of the Company and/or any Subsidiary of the Company shall have occurred; and/or

As used herein, the following terms have the following meanings:

•        “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, receivership, assignment for the benefit of creditors, formal or informal moratorium, forbearance, composition, extension generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief; and

•        “Change of Control” means in respect of the Company and any Subsidiary of the Company: (i) the replacement of a majority of the directors or managers who constituted the Board of Directors or the managing body of such entity on the Closing Date for any reason other than retirement, resignation, death or disability, and such replacement shall not have been approved by at least two-thirds of the directors constituting the Board of Directors or applicable managing body; or (ii) a person or entity or one or more persons or entities acting in concert, as a result of a tender or exchange offer, privately negotiated purchase or purchases, exercise of the stock pledge, death of a shareholder or otherwise, shall have become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company and/or any Subsidiary of the Company ordinarily having the right to vote in the election of directors or managers; provided, however, that (w) any action taken to replace members of the Board of Directors of the Company and/or any Subsidiary of the Company by or at the direction of Platinum, (x) any acquisition or purchase of equity securities of the Company and/or any Subsidiary of the Company by Platinum, or the acquisition or purchase of equity securities of the Company and/or any Subsidiary of the Company as a result of the sale, transfer or other disposition of such securities by Platinum, (y) any change in control of the Company resulting, directly or indirectly, from a sale of securities by the Company in a public offering registered under the Securities Act, or (z) the consummation of the transactions contemplated by this Agreement, shall not be deemed to be a Change of Control for purposes of this Agreement.

Section 5.2          Default Remedies

Upon the occurrence and during the continuance of an Event of Default (other than an event described in Section 5.1(f) or Section 5.1(g) above), (i) on and after the Effective Date, Platinum, as agent for the Lenders, may declare the Exchange Notes to be due and payable, and thereupon, the principal of the Exchange Notes, together with accrued interest thereon and all fees in connection therewith, shall become due and payable immediately, and (ii) Platinum, as agent for the Lenders, may immediately exercise any right, power or remedy permitted to it by law or any provision of this Agreement, in each case, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default described in Section 5.1(f) or Section 5.1(g) above on and after the Effective Date, the principal of the Exchange Notes, together with accrued interest thereon and all fees in connection therewith, shall automatically become due and payable without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VI

CERTIFICATE LEGEND

Section 6.1          Legend.

Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR URIGEN PHARMACEUTICALS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The Company agrees to issue or reissue certificates representing any of the Conversion and Exercise Shares, without the legend set forth above if at such time, prior to making any transfer of any such Conversion and Exercise Shares, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request, and (x) such Conversion and Exercise Shares have been registered for sale under the Securities Act and the holder is selling such shares and is complying with its prospectus delivery requirement under the Securities Act, (y) the holder is selling such Conversion and Exercise Shares in compliance with the provisions of Rule 144 or (z) the provisions of paragraph (b)(1)(i) of Rule 144 apply to such Conversion and Exercise Shares.

ARTICLE VII

INDEMNIFICATION

Section 7.1          General Indemnity.

The Company agrees to indemnify and hold harmless the Lenders (and their directors, managers, members, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Lenders as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company and/or any Subsidiary of the Company herein and in any other Transaction Document.

Section 7.2          Indemnification Procedure.

Any party entitled to indemnification under this ARTICLE VII (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this ARTICLE VII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this ARTICLE VII to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification obligations to defend the indemnified party required by this ARTICLE VII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities to which the indemnifying party may be subject pursuant to the law.

ARTICLE VIII
MISCELLANEOUS

Section 8.1       Fees and Expenses.

Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that the Company shall pay all actual and reasonable attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) incurred by Platinum in connection with (i) the preparation, negotiation, execution and delivery of the Transaction Documents and the transactions contemplated thereunder, which payment shall be made on the Closing Date (plus disbursements and out-of-pocket expenses), and (ii) any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. In addition, the Company shall pay all reasonable fees and expenses incurred the Lenders in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

Section 8.2       Specific Performance; Consent to Jurisdiction; Venue.

(a)        The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)        The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York. The parties consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8.2 shall affect or limit any right to serve process in any other manner permitted by law. The parties hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Securities, this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The parties hereby waive all rights to a trial by jury.

Section 8.3       Entire Agreement; Amendment.

This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company, nor the Lenders make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be amended other than by a written instrument signed by the Company and Platinum.

Section 8.4       Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Urigen Pharmaceuticals, Inc.
501 Silverside Road
PMB #95
Wilmington, DE 19809
Fax No.: (925) 280-2861

with copies (which copies
shall not constitute notice
to the Company) to:	Pryor Cashman LLP
7 Times Square
New York, NY 10036
Fax: (212) 798-6374
Attn: Lawrence A. Spector

If to a Lender:	To the address set forth on the signature pages hereto.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

Section 8.5       Waivers.

No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.6       Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.7       Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Subject to the terms of this Agreement and applicable law, the Lenders may assign the Securities sold to them hereunder, and their respective rights under this Agreement and the other Transaction Documents, and any other rights hereto and thereto, without the consent of the Company. The Company may not assign its rights and obligations hereunder or under any other Transaction Document.

Section 8.8       No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 8.9       Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 8.10     Survival.

The representations and warranties of the Company shall survive the execution and delivery hereof and the closing of the transactions contemplated hereby until the expiration of the term of the Warrants and payment in full of the Exchange Notes and the Bridge Note, except the agreements and covenants of the Company set forth in ARTICLE I, ARTICLE III, ARTICLE VI, ARTICLE VII and ARTICLE VIII of this Agreement shall survive indefinitely.

Section 8.11     Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

Section 8.12     Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 8.13     Further Assurances.

From and after the date of this Agreement, upon the request of any party hereto, the Company and the Lenders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

Section 8.14     Several Obligations.

The Company acknowledges that the obligations of Platinum and each other Lender under the Transaction Documents are several and not joint, and none of Platinum or any other Lender shall be responsible in any way for the performance of the obligations of any other party under the Transaction Documents. The parties acknowledge that the decision of each of Platinum and each other Lender to enter into and consummate the transactions hereunder has been made by such party independently of Platinum and each other Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by Platinum or any other Lender or by any agent or employee of Platinum or any other Lender, and none of Platinum nor any other Lender (or any of their respective agents or employees) shall have any liability to any other Lender (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in any Transaction Document, and no action taken by Platinum or any other Lender pursuant hereto or thereto shall be deemed to constitute Platinum and the other Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Exchange and Waiver Agreement to be duly executed by their respective authorized officers as of the date first above written.

URIGEN PHARMACEUTICALS, INC.

By:	/s/ Dan Vickery
Name: Dan Vickery
Title: Chairman

Accepted and agreed to by the undersigned
Guarantor(s) this 25th day of April, 2014:

URIGEN N.A., INC.

By:	/s/ Dan Vickery
Name: Dan Vickery
Title: Chairman

-i-

[Signature Pages of Lenders]

[Name of Lender]

By:
Name:
Title:

Address for Notice:

-ii-

Annex A

Surrendered Notes

Lender	Notes/Outstanding Amount

Platinum-Montaur Life Sciences, LLC	•	10% senior convertible promissory note, dated March 3, 2011 in the principal amount of $461,195 issued to Platinum, of which $603,140 is due and owing as of March 31, 2014.
	•	10% senior convertible promissory note, dated March 3, 2011 in the principal amount of $150,000 issued to Platinum, of which $196,167 is due and owing as of March 31, 2014.
	•	10% senior convertible promissory note, dated October 5, 2011 Platinum in the principal amount of $300,000 issued to Platinum, of which $374,527 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $390,000 issued to Platinum, of which $419,250 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $42,500 issued to the XXXXX, of which $45,688 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $50,000 issued to XXXXX, of which $62,083 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $10,000 issued to XXXXX, of which $10,750 is due and owing as of March 31, 2014.

-iii-

XXXXXXXXXX	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $50,000 issued to Gregg Palmer, of which $62,083 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated October 3, 2013, in the aggregate principal amount of $20,000 issued to Gregg Palmer, of which $21,000 is due and owing as of March 31, 2014.
Lowell Parsons	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $25,000 issued to Lowell Parsons, of which $31,042 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $152,500 issued to Lowell Parsons, of which $163,938 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $10,000 issued to XXXXX, of which $12,417 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $10,000 issued to XXXXX, of which $10,750 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $10,000 issued to XXXXX, of which $12,417 is due and owing as of March 31, 2014.
	•	10% convertible promissory note, dated October 3, 2013, in the aggregate principal amount of $10,000 issued to XXXXX, of which $10,500 is due and owing as of March 31, 2014.

-iv-

Dan Vickery	•	10% convertible promissory note, dated October 3, 2013, in the aggregate principal amount of $10,000 issued to Dan Vickery, of which $10,500 is due and owing as of March 31, 2014.
	•	10% senior convertible promissory notes, dated November 1, 2011, in the aggregate principal amount of $25,000 issued to Dan Vickery, of which $31,042 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $25,000 issued to XXXXX, of which $26,875 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $25,000 issued to XXXXX, of which $26,875 is due and owing as of March 31, 2014.
EGB Advisors, LLC	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $10,000 issued to EGB Advisors, LLC, of which $10,750 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $10,000 issued to XXXXX, of which $10,750 is due and owing as of March 31, 2014.
PXXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $40,000 issued to XXXXX, of which $43,000 is due and owing as of March 31, 2014.
Kellogg Parsons	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $10,000 issued to Kellogg Parsons, of which $10,750 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated July 3, 2013, in the principal amount of $25,000 issued to XXXXX, of which $26,875 is due and owing as of March 31, 2014.

-v-

XXXXXXXXXX	•	10% convertible promissory note, dated October 3, 2013, in the aggregate principal amount of $15,000 issued to XXXXX, of which $15,750 is due and owing as of March 31, 2014.
XXXXXXXXXX	•	10% convertible promissory note, dated October 3, 2013, in the aggregate principal amount of $51,000 issued to XXXXX, of which $53,550 is due and owing as of March 31, 2014.

-vi-

Annex B

Existing Preferred Stock

210 shares of Series B Preferred Stock

552,941 shares of Series C Preferred Stock

-vii-

Annex C

Warrants

(All share numbers do not reflect any adjustment for the contemplated reverse split)

Platinum Warrants (other than July 2013 Warrants described below)

Series A Warrant to purchase 14,000,000 shares of Common Stock issued to Platinum on or about August 1, 2007.

Series B Warrant to purchase 5,529,410 shares of Common Stock issued to Platinum on or about April 19, 2010.

Series 2011 Warrant to purchase 6,111,948 shares of Common Stock issued to Platinum on or about March 3, 2011.

Series 2011 Warrant to purchase 3,000,000 shares of Common Stock issued to Platinum on or about October 5, 2011.

2011 Warrants (issued to Lenders other than Platinum)

Series 2011 Warrant to purchase 500,000 shares of Common Stock issued to XXXXX on or about November 1, 2011.

Series 2011 Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about November 1, 2011.

Series 2011 Warrant to purchase 500,000 shares of Common Stock issued to XXXXX on or about November 1, 2011.

Series 2011 Warrant to purchase 250,000 shares of Common Stock issued to C. Lowell Parsons on or about November 1, 2011.

Series 2011 Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about November 1, 2011.

Series 2011 Warrant to purchase 250,000 shares of Common Stock issued to Dan Vickery on or about November 1, 2011.

July 2013 Warrants

2013 Purchaser Series Warrant to purchase 3,900,000 shares of Common Stock issued to Platinum on or about July 3, 2013.

-viii-

2013 Purchaser Series Warrant to purchase 250,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 250,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to EGB Advisors, LLC on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 425,000 shares of Common Stock issued to the XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 400,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 1,525,000 shares of Common Stock issued to C. Lowell Parsons on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to Kellogg Parsons on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

2013 Purchaser Series Warrant to purchase 250,000 shares of Common Stock issued to XXXXX on or about July 3, 2013.

October 2013 Warrants

2013 Purchaser Series Warrant to purchase 510,000 shares of Common Stock issued to XXXXX on or about October 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to Dan Vickery on or about October 3, 2013.

2013 Purchaser Series Warrant to purchase 200,000 shares of Common Stock issued to XXXXX on or about October 3, 2013.

2013 Purchaser Series Warrant to purchase 100,000 shares of Common Stock issued to XXXXX on or about October 3, 2013.

-ix-

2013 Purchaser Series Warrant to purchase 150,000 shares of Common Stock issued to XXXXX on or about October 3, 2013.

Warrants Issued to C. Lowell Parsons Pursuant to Consulting Agreement

Warrant to purchase 1,250,000 shares of Common Stock issued to C. Lowell Parsons on or about July 26, 2012

Warrant to purchase 1,250,000 shares of Common Stock issued to C. Lowell Parsons on or about March 13, 2014

-x-

Annex D

Existing Defaults

1.	Failure to pay principal and interest when due under the Existing Notes
2.	Failure to maintain registration of the Common Stock with the Commission
3.	Failure to maintain quotation of the Common Stock on the OTC Bulletin Board
4.	Failure to deliver periodic reports
5.	Failure to comply with law relating to its failure to comply with obligations under Section 12(g) of the Exchange Act
6.	Failure to disclose material information pursuant to Form 8-K
7.	Occurrence of defaults or events of defaults in respect of other Indebtedness

-xi-

Exhibit A

Exchange Note Form

-xii-

Exhibit B

Certificate of Designation

-xiii-

Exhibit C

Bridge Note

-xiv-

Exhibit D

Guaranty

-xv-

Exhibit E

Security Agreement

-xvi-

Exhibit F

Registration Rights Agreement

-xvii-

Exhibit G

Amended and Restated Intercreditor Agreement

-xviii-

DISCLOSURE SCHEDULES TO EXCHANGE AND WAIVER AGREEMENT

Introduction to Schedules

Reference is made to the Exchange and Waiver Agreement (the “Agreement”) made and entered into as of April __, 2014 by and among Urigen Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Platinum-Montaur Life Sciences, LLC (“Platinum”), and each of the other lenders named therein (each, an “Other Lender” and, collectively, the “Other Lenders”, and, together with Platinum, the “Lenders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

This Schedule of Exceptions is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or any other person except as and to the extent provided in the Agreement.

Any disclosure made in one Schedule is deemed to be a disclosure in each other Schedule to which it reasonably relates, whether or not specifically mentioned in such other Schedule. The disclosure of any matter in any Schedule shall not be deemed to constitute an admission by the Company or to otherwise imply that any such matter is material to the Company for the purposes of the Agreement.

Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. Any such additional matters are set forth for information purposes and do not necessarily include other matters of a similar nature.

Headings have been inserted in this Schedule of Exceptions for convenience of referral only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in the Agreement.

-xix-

Schedule 1.4 – Existing Securities Purchase Agreements

•	Series B Convertible Preferred Stock Purchase Agreement, dated as of July 31, 2007, between the Company and Platinum

•	Note Purchase Agreement, dated as of January 9, 2009, by and among the Company and Platinum, as amended from time to time

•	Note and Warrant Purchase Agreement, dated as of November 1, 2011, by and among the Company and the Other Lenders identified on the signature pages attached thereto

•	Note and Warrant Purchase Agreement, dated as of July 3, and October 3, 2013, by and among the Company, Platinum and the Other Lenders identified on the signature pages thereto

-xx-

Schedule 1.6(a) – Shares of Common Stock and Series D Convertible Preferred Stock to be Issued to the Lenders

Shares to be issued to each of the Other Lenders:

	Investment		Total Penalty	1-for-5,000	Fractional Share
LENDER	Date	Principal	Shares	Reverse Split	Allowance	Post-Split Total
XXXXX	10/11	$50,000	4,775,582	955	$30.34	1,131
	7/13	$10,000	884,104	176	$213.82

XXXXX	10/11	$10,000	955,117	191	$6.08	365
	10/13	$10,000	873,452	174	$179.86

XXXXX	10/11	$50,000	4,775,582	955	$30,34	1,304
	10/13	$20,000	1,746,905	349	$99.23

C. Lowell Parsons	10/11	$25,000	2,387,791	477	$145.43	3,173
	7/13	$152,500	13,482,588	2,696	$134.83

XXXXX	10/11	$10,000	955,117	191	$6.08	367
	7/13	$10,000	884,104	176	$213.82

Dan Vickery	10/11	$25,000	2,387,791	477	$145.43	651
	10/13	$10,000	873,452	174	$179.86

XXXXX	7/13	$25,000	2,210,260	442	$13.56	442

XXXXX	7/13	$25,000	2,210,260	442	$13.56	442

EGB Advisors, LLC	7/13	$10,000	884,104	176	$213.82	176

XXXXX	7/13	$10,000	884,104	176	$213.82	176

XXXXX	7/13	$42,500	3,757,443	751	$127.25	751

XXXXX	7/13	$40,000	3,536,416	707	$73.80	707

Kellogg Parsons	7/13	$10,000	884,104	176	$213.82	176

XXXXX	7/13	$25,000	2,210,260	442	$13.56	442

XXXXX	10/13	$51,000	4,454,607	890	$240.00	890

XXXXX	10/13	$15,000	1,310,178	262	$9.29	262

Total:		$636,000	57,323,321	11,455	$2,487.26	11,455 CS

-xxi-

Shares to be issued to Platinum Montaur:

	Investment		Total Penalty	1-for-5,000	Fractional Share	Post-Split D
LENDER	Date	Principal	Shares	Reverse Split	Allowance	Total
Platinum-
Montaur Life	10/11	$300,000	28,739,877	5,747	$254.11	5.747 Series D
Sciences, LLC

Platinum-
Montaur Life	7/13	$390,000	34,480,061	6,896	$3.16	6.896 Series D
Sciences, LLC

Platinum-
Montaur Life	03/11	$150,000	14,749,273	2,949	$222.62	2.949 Series D
Sciences, LLC

Platinum-
Montaur Life	03/11	$461,195	45,348,585	9,069	$186.77	9.069 Series D
Sciences, LLC

Total:		$1,301,195	123,317,796	24,661	$666.66	24.661 Series D

-xxii-

Schedule 2.1(a) – Authorization; Enforcement

The issuance of the Exchange Notes, the Bridge Note, the Consideration Shares and the Closing of the transactions contemplated by this Agreement is subject to Stockholder Approval and the filing of the Authorized Shares Amendment.

-xxiii-

Schedule 2.1 (b) – Capitalization

			Common Share
			Equivalent Including
			Interest/Dividends
		Common Share	Payable
Holder	Value	Equivalent	(as of March 31, 2014)	Percentage
Platinum-Montaur Total		72,082,716	79,386,749	40.6%
Series B Shares	210	21,000,000	24,471,303
Series C Shares	5,529,410	5,529,410	6,443,244
2011 Note 1	$461,195	4,611,948	6,031,404
2011 Note 2	$150,000	1,500,000	1,961,667
2011 Note 3	$300,000	3,000,000	3,745,274
2013 Note	$390,000	3,900,000	4,192,500
A Warrant	14,000,000	14,000,000	14,000,000
B Warrant	5,529,410	5,529,410	5,529,410
2011 Warrant 1	6,111,948	6,111,948	6,111,948
2011 Warrant 2	3,000,000	3,000,000	3,000,000
2013 Warrant	3,900,000	3,900,000	3,900,000

Intercreditor Excluding PM Total		12,720,000	13,243,833	6.9%
2011 Note	$170,000	1,700,000	2,110,833
2013 Note	$466,000	4,660,000	4,983,000
2011 Warrant	1,700,000	1,700,000	1,700,000
2013 Warrant	4,660,000	4,660,000	4,660,000

Warrants (Excluding Platinum/Intercreditors)	7,670,000	7,670,000	7,670,000	3.9%
Street Shares	95,225,806	95,225,806	95,225,806	48.7%

-xxiv-

Schedule 2.1(c) – Issuance of Securities

The numbers below give effect to the one-for-5,000 reverse split of the Common Stock to be effected upon receipt of Stockholder Approval, as contemplated by the Agreement.

	Fully-Diluted Shares
	(after giving effect to the 1-
LENDER	for-5,000 Reverse Split)	Percentage
Platinum-Montaur	106,163	75%
XXXXX	1,397	1.0%
C. Lowell Parsons	4,812	3.4%
XXXXX	546	0.4%
XXXXX	1,099	0.8%
Dan Vickery	804	0.6%
XXXXX	927	0.7%
EGB Advisors, LLC	218	0.2%
XXXXX	1,610	1.1%
XXXXX	453	0.3%
Kellogg Parsons	218	0.2%
XXXXX	546	0.4%
XXXXX	218	0.2%
XXXXX	451	0.3%
XXXXX	873	0.6%
XXXXX	324	0.2%
XXXXX	546	0.4%
Total:	121,203	86%

-xxv-

Schedule 2.1(f) – Ratification and Confirmation

Liquidity/Cash Position: The Company expects to receive a report from its independent registered public accounting firm regarding the consolidated financial statements for the fiscal years ended June 30, 2012 and 2013 that includes an explanatory paragraph stating that the financial statements have been prepared assuming the Company will continue as a going concern

Existing Defaults: Please see the Existing Defaults described on Annex D to the Exchange Agreement regarding the various defaults under the Existing Related Documents, including, without limitation, defaults with respect to the payment of the Existing Notes. The Company and the Lenders are entering into the Exchange Agreement to provide for the forbearance and waiver of the Existing Defaults pursuant to the terms of the Exchange Agreement. To date, none of the Lenders has declared a default under any of the Existing Notes or Existing Preferred Stock.

USCD: The UCSD has commenced an audit of payments by the Company under its license. The parties are negotiating the royalty payable to UCSD under the agreement. There can be no assurance as to the final outcome of the audit or the royalty negotiations.

Payroll/Income Taxes: See Schedule 3.16.

BioEnsemble, Ltd.: On December 2, 2010, the Company entered into a Consulting Agreement with BioEnsemble, Ltd., (“BEL”), an entity controlled by Dr. Dan Vickery, the Company’s Chairman, pursuant to which BEL provides business development services to the Company. On June 30, 2011, the Company entered into an Amended and Restated Consulting Agreement with BEL, pursuant to which BEL agreed to provide general management services to the Company, in addition to the services set forth in the December 2, 2010 consulting agreement. The payment terms in the June 30, 2011 agreement were amended on October 4, 2012. The terms of the agreements with BEL continue unless terminated or amended and may be terminated by either party upon thirty days’ notice. The agreement provides for compensation of up to $20,000 per month payable 50% in cash and 50% in shares of common stock of the Company derived by using a price of no less than $0.10 per share. The October 4, 2012 amendment modified the monthly fee and provided for a tiered schedule depending on hours worked, ranging from no payment for zero to 40 hours per month to $30,000 in any month in which more than 151 are worked. As of March 31, 2014, $15,000 was payable in cash and 450,000 shares were owed to BEL pursuant to the agreement.

C. Lowell Parsons:

On July 26, 2012 the Company entered into a consulting agreement with C. Lowell Parsons, M.D. pursuant to which Dr. Parsons has been providing certain clinical and other development services, including clinical design, regulatory interactions, and formulation development to the Company as requested by management from time to time. As compensation for services rendered subsequent to July 26, 2012, Dr. Parsons was entitled to receive warrants to purchase 250,000 shares of common stock at a price of $0.125 per share in any month during which 80 hours of services were performed. On March 13, 2014, the Board authorized the issuance of 1,250,000 warrants for services performed from October 2013 to February 2014 at an exercise price of $0.125 per share, which warrants have since been issued.

-xxvi-

On November 29, 2012 the Company entered into a three year option agreement with C. Lowell Parsons, M.D. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property related to URG101 owned by Dr. Parsons. $2,400 was paid upon execution of the option agreement. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology. If the Company exercises its option in the future, it will pay Dr. Parsons an additional $10,000 for prior costs incurred. Upon exercise, the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 1.5% of net sales derived from the licensed technology. As of March 31, 2014, the Company has not yet exercised its option under the agreement.

On December 12, 2013, the Company entered into a three year option agreement with C. Lowell Parsons and Michael Goldberg. The option agreement gives the Company the exclusive right to acquire and/or license certain intellectual property rights related to a new product jointly owned by Dr. Parsons and Dr. Goldberg. $25,000 was due to third party attorneys upon execution of the option agreement for outstanding legal costs, and $10,000 was due to Dr. Parsons for prior costs incurred. In addition, the Company is obligated to pay all future costs incurred in connection with the licensed technology upon exercise of the option. Upon exercise, a $50,000 upfront licensing fee will be due, and the parties will negotiate the terms of the license agreement, which shall provide for a royalty not to exceed 5% of net sales derived from the licensed technology. The Company has not exercised its option under this agreement as of March 31, 2014.

July 2013 Purchase Agreement: The Company issued the following notes, which remain outstanding, as a result of the Note and Warrant Purchase Agreement dated as of July 3, 2013:

				Original
				Principal
Holder	Maturity Date	Interest Rate	Conversion Price	Amount
Platinum-Montaur	July 3, 2015	10%	$0.10	$390,000
XXXXX	July 3, 2015	10%	$0.10	$25,000
XXXXX	July 3, 2015	10%	$0.10	$25,000
XXXXX	July 3, 2015	10%	$0.10	$10,000
EGB Advisors	July 3, 2015	10%	$0.10	$10,000
XXXXX	July 3, 2015	10%	$0.10	$10,000
XXXXX	July 3, 2015	10%	$0.10	$42,500
XXXXX	July 3, 2015	10%	$0.10	$40,000
Lowell Parsons	July 3, 2015	10%	$0.10	$152,500
Kellogg Parsons	July 3, 2015	10%	$0.10	$10,000
XXXXX	July 3, 2015	10%	$0.10	$10,000
XXXXX	July 3, 2015	10%	$0.10	$25,000
XXXXX	July 3, 2015	10%	$0.10	$51,000
XXXXX	July 3, 2015	10%	$0.10	$10,000
XXXXX	July 3, 2015	10%	$0.10	$20,000
XXXXX	July 3, 2015	10%	$0.10	$15,000
Dan Vickery	July 3, 2015	10%	$0.10	$10,000

-xxvii-

Schedule 3.16 – Taxes and Claims

Payroll Taxes: The Company had accrued aggregate expenses as of June 30, 2013 of approximately $2.4 million, which includes approximately $864 in unpaid payroll taxes, penalties and interest related to payroll for prior years. These payroll tax liabilities relate to both stock and cash compensation. The Company will continue to accrue interest on these amounts until fully resolved. The Company is exploring the process for approaching the tax authorities to settle the tax liability.

Income Taxes: The Company has filed estimated tax returns with the I.R.S. and the California Franchise Tax Board for the period ended June 30, 2011 based on the best estimates available, and will amend such returns for actual results after completion of the audits of the financial statements for the year ended June 30, 2011. Extension requests have been filed for the years ended June 30, 2012 and 2013. The Company expects to file those returns by June 2014 No tax liability will result because the Company has paid the minimum California Franchise tax due and because the Company is in a loss position.

-xxviii-

Schedule 3.27 – Indebtedness to Affiliates

Convertible Notes

				Original
				Principal
Holder	Maturity Date	Interest Rate	Conversion Price	Amount
Lowell Parsons	July 3, 2015	10%	$0.10	$152,500
Dan Vickery	July 3, 2015	10%	$0.10	$10,000
Lowell Parsons	11/1/2013	10%	$0.10	$25,000
Dan Vickery	11/1/2013	10%	$0.10	$25,000

Other Notes

	Original
	Principal
Payee	Amount	Comments
C Lowell Parsons:	$31,373	Note due Sept. 2013

Please see the items set forth on Schedule 2.1(i), Schedule 2.1(k) and Schedule 2.1(v) to the Note and Warrant Purchase Agreement dated July 3, 2013.

-xxix-